Exhibit 99.1

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224 jbraun@moissanite.com

Investor Relations
Bill Zima
Integrated Corporate Relations
(203) 682-8200 wzima@icrinc.com

Charles & Colvard Reports Fiscal Third Quarter 2007 Financial Results

MORRISVILLE, N.C., October 23, 2007 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported third quarter 2007 operating results.

For the three months ended September 30, 2007, net sales decreased 46% to $6.6 million as compared to $12.1 million in the third quarter of 2006. Gross profit for the quarter decreased 42% to $4.9 million compared to $8.3 million in the prior year period. Gross margin increased 520 basis points to 74.1% compared to 68.9% as a result of lower production costs. Operating income for the three months ended September 30, 2007 decreased 84% to $560,000 from $3.5 million for the same period in 2006.

Net income for the third quarter of 2007 decreased to $246,000, or $0.01 per diluted share, compared to net income of $2.2 million, or $0.12 per diluted share, in the comparable period of 2006.

Bob Thomas, Chairman and Chief Executive Officer commented, “Our results for the third quarter have not met our expectations. The factors that negatively affected the third quarter are a continuation of what has transpired in our business during the first half of the fiscal year. Moissanite customer orders continue to be slow due primarily to ongoing higher than average inventory levels among our direct manufacturing customers and at the retail level. Additionally, the economic environment for some of our domestic jewelry manufacturing customers is becoming more challenging, with increased foreign competition and consolidation within the domestic industry. We also did not experience significant sell-in revenue during the third quarter 2007 compared to $2.2 million of sell-in revenue during the third quarter last year. We have reduced our quarterly inventory purchase commitment for the fourth quarter from our leading supplier by nearly one half in order to reduce our overall inventory position.”

“To increase orders and overall demand, we have developed specific marketing action plans to allow both the distributors and retailers to regain sales momentum and enjoy success with the moissanite category. Our ongoing initiatives show signs of increasing consumer awareness and interest for moissanite jewelry. Current marketing initiatives for the fourth quarter, such as the “Moissanite Milestone Moments” campaign launched in October with Oprah magazine and Oprah online, are primarily designed to increase consumer awareness which we believe can help drive product demand.”

Financial Outlook

As of today, the Company is updating its 2007 financial guidance as follows:

•	Revenue to be in a range of $30 million to $33 million.

•	Gross profit margins for 2007 to be in the range of 70% to 75%.

•

Marketing and sales expense to be in the range of approximately 49% to 53% of total net sales. The expectation for sales and marketing expense for fiscal 2007 has increased on a percentage basis due to lower sales expectations for 2007 as well as the Company’s efforts to support revenue initiatives at a higher level than last year.

Mr. Thomas concluded, “Despite our slower sales, we are optimistic regarding the growth opportunities associated with our business moving forward over the long term. We believe many of our most recent innovative marketing initiatives, such as our ‘Moissanite Milestone Moments’ campaign, our creative television broadcast ads, and other initiatives will continue to generate consumer awareness which will ultimately lead to healthy product demand.

Moissanite is positioned correctly as a compelling product in an entirely unique jewelry category and Charles & Colvard has exclusive patented rights to this product for years to come. We believe that we offer a strong value proposition for retailers and consumers alike, enjoy a highly scalable operating structure, and require very little capital to grow. Further, we are taking the appropriate steps to reduce our inventory position, which is nonperishable. We believe we have a strong foundation in place to grow sales at the retail level and will proceed with our strategic initiatives with our shareholders foremost in mind.”

Charles & Colvard’s domestic sales in the third quarter decreased 51% to $5.3 million compared to the third quarter of 2006. Sales of moissanite jewels to the Company’s top four direct customers contributed $5.0 million in revenue in the third quarter of 2007 compared to $9.8 million in the prior year period. International sales for the third quarter decreased 5% to $1.2 million, with reduced sales to Hong Kong partially offset by strong results from India, Taiwan and Italy. Total shipments of 40,800 carats for the current third quarter period were less than the 77,300 carats shipped in the same period of 2006. Shipments of carats in the U.S. for the quarter decreased 51% while international shipments of carats decreased 9%.

At September 30, 2007 total inventory (including consignment) increased by $2.5 million compared to June 30, 2007 primarily due to the level of raw material purchases. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain.

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:45 p.m. EDT on October 23, 2007. Interested parties may participate in the call by dialing 913-312-6684. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from October 23, 2007 through October 30, 2007. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 3463994.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole-source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company’s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company’s products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales	$6,569,731	$12,101,651	$19,932,530	$28,631,754
Cost of goods sold	1,702,503	3,767,236	5,136,138	8,003,419

Gross profit	4,867,228	8,334,415	14,796,392	20,628,335

Operating Expenses:
Marketing and sales	3,100,638	3,764,133	9,236,054	9,879,600
General and administrative	1,196,207	1,057,972	3,485,117	3,193,068
Research and development	10,491	23,952	39,363	60,110

Total operating expenses	4,307,336	4,846,057	12,760,534	13,132,778

Operating income	559,892	3,488,358	2,035,858	7,495,557

Interest income	98,039	174,647	422,855	583,175

Income before income tax	657,931	3,663,005	2,458,713	8,078,732

Income tax expense	411,723	1,436,574	1,344,243	3,232,258

Net income	$246,208	$2,226,431	$1,114,470	$4,846,474

Net income per share:
Basic	$0.01	$0.12	$0.06	$0.27

Diluted	$0.01	$0.12	$0.06	$0.26

Weighted-average common shares:
Basic	18,106,526	18,107,311	18,051,993	18,208,419

Diluted	18,288,384	18,611,794	18,294,190	18,736,423

Note

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current Assets
Cash and equivalents	$6,313,243	$13,762,786
Accounts receivable	12,018,819	14,320,672
Interest receivable	7,061	16,381
Notes receivable	390,562	376,030
Inventory	16,434,000	20,677,215
Inventory on consignment	1,964,241	2,023,542
Prepaid expenses and other assets	468,430	783,989
Deferred income tax	737,469	583,322

Total current assets	38,333,825	52,543,937

Long Term Assets
Notes receivable	—	23,970
Inventory	24,320,104	11,808,140
Furniture and equipment, net	649,515	651,134
Patent and license rights, net	348,621	288,171
Deferred income tax	885,963	686,621

Total long term assets	26,204,203	13,458,036

Total assets	$64,538,028	$66,001,973

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable:
Cree, Inc.	$1,632,545	$1,598,956
Other	1,141,786	2,870,752
Income taxes payable	184,642	413,387
Accrued payroll	264,335	322,383
Accrued co-op Advertising	946,048	1,275,041
Accrued expenses and other liabilities	193,119	244,539

Total current liabilities	4,362,475	6,725,058
Long Term Liabilities	913,311	—

Total liabilities	5,275,786	6,725,058

Commitments and contingencies

Shareholders’ Equity	59,262,242	59,276,915

Total liabilities and shareholders equity	$64,538,028	$66,001,973